Exhibit 4.31

BNDES

CREDIT FACILITY AGREEMENT BY MEANS OF
CREDIT FACILITY #05.2.0883.1, EXECUTED
BETWEEN THE NATIONAL BANK FOR ECONOMIC
AND SOCIAL DEVELOPMENT –BNDES AND TIM
CELULAR S.A., AS FOLLOWS:

NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT – BNDES, hereinafter simply referred to as BNDES, federal government-held company, headquartered in Brasília, Federal District, and services in this city, at Avenida República do Chile, 100, with Corporate Taxpayer’s ID (CNPJ) 33.657.248/0001 -89, by its representatives undersigned hereinbelow:

and

TIM CELULAR S.A., hereinafter referred to as BENEFICIARY, a joint-stock company, headquartered in the city of São Paulo, state of São Paulo, at Avenida Giovanni Gronchi, 7143, with Corporate Taxpayer’s ID (CNPJ) 04.206.050/0001 -80 by its representatives undersigned below; have covenanted and agreed on the following clauses:

CLAUSE ONE

NATURE, AMOUNT AND PURPOSE OF THE AGREEMENT

By this agreement, BNDES grants to the BENEFICIARY a credit facility at the amount of forty-eight million, nine hundred, twenty-two thousand reais (R$ 48,922,000.00) at the account of its ordinary funds, which are composed, amongst other sources, by funds of the Workers Support Fund –FAT, funds derived from FAT – Special Deposits and PIS/PASEP Participation Fund, observing, as to their allocation, the laws applicable to each one of said sources, in compliance with the provisions in Paragraph Two of the Clause Two, destined to the implementation of an unit in the city of Santo André, São Paulo state, with a view to centralizing and expanding services of the Information Technology area.

CLAUSE TWO

AVAILABILITY OF THE CREDIT

The credit shall be made available to the BENEFICIARY, by installments, after the compliance with the utilization suspensive conditions referred to in Clause Nine, in view of the needs to materialize the financed project, observing BNDES’ financial scheduling, which is subject to the definition of funds application by the Brazilian Monetary Council.

PARAGRAPH ONE

The funds of this present operation shall be made available to the BENEFICIARY, by means of credit in checking account opened

BNDES

on its behalf at BNDES, unmanageable, subject to this present operation, in which, upon release, debts shall also be made as determined by law and those contractually authorized by the BENEFICIARY, the total remaining balance of funds shall be immediately transferred to the checking account 102.308 -8 held by the BENEFICIARY at Banco Unibanco (409), branch 0300.

PARAGRAPH TWO

The amount of each credit installment to be made available to the BENEFICIARY shall be calculated in accordance with the criterion set forth by law enacting the Long-Term Interest Rates – TJLP for the determination of outstanding balance of financings contracted through BNDES System until November 30,1994.

CLAUSE THREE

INTEREST RATES

A three-per cent (3%) interest rate p.a. (as accrual) shall incur on the BENEFICIARY’s principal amount of debt, above the Long-Term Interest Rates - TJLP, issued by the Brazilian Central Bank, observing the following system:

1 – When TJLP exceeds six per cent (6%) p.a.:

a) the amount corresponding the TJLP portion to exceed six per cent (6%) p.a. shall be capitalized on day fifteen (15) of each effective month of this Agreement and on its maturity or settlement, observing the provisions of Clause Fifteen, and obtained by applying the following compound term over the outstanding balance, then considering all the financial events occurred during the period.

TC = [1+ TJLP)/1.06] n/360 – 1 (compound term equal to, square bracket is opened, ratio between TJLP accrued of unit, and one whole and six hundredths, square bracket is closed, raised to the power corresponding to the ratio between “n” and three hundred and sixty, deducting the unit from such result), and:

TC – compound term;

TJLP – long-term interest rates, issued by the Brazilian Central Bank; and N – number of days existing between the data of financial event and the date of capitalization, maturity or settlement of the liability, considering as financial event any and all financial nature fact from which alteration in the outstanding balance of this Agreement results or may result.

b) The three-per cent (3%) percentage p.a. above the TJLP (accrual), referred to in caput of this clause, accrued of six per cent p.a. (6%) TJLP non-capitalized portion, shall incur on the outstanding balance, on the due dates of interest rates mentioned in paragraph two or on the maturity or settlement date of this Agreement, observing the provisions in item “a”, and considering, for the interest daily calculation, the number of

BNDES

elapsed days between the date of each financial event and the due dates mentioned above.

2 – When TJLP is equal or lower than six per cent (6%) p.a.:

The three-per cent (3%) percentage p.a. above the TJLP (accrual), referred to in caput of this clause, accrued of TJLP itself, shall incur over the outstanding balance, on the due dates of interest rates mentioned in paragraph two or on the maturity or settlement date of this Agreement, and considering, for the interest daily calculation, the number of elapsed days between the date of each financial event and the due dates mentioned above.

PARAGRAPH ONE

The amount referred to in paragraph 1, item “a”, which shall be capitalized, incorporating to the principal amount of debt, shall be payable pursuant to Clause Six.

PARAGRAPH TWO

The amount determined pursuant to paragraph 1, item “a”, or paragraph 2 shall be payable on a quarterly basis, on day fifteen (15) of January, April, July and October of each year, between the period of October 15, 2005 and October 15,2007, and on a monthly basis as from November 15,2007, including jointly with the amortization portions of principal amount and on maturity or settlement of this Agreement, in compliance with the provisions in Clause Fifteen.

PARAGRAPH THREE

Should funds derived from PIS/PASEP Participation Fund be used, referred to by Supplementary Law 26, as of September 11,1975, due compensatory fees shall be then considered as included in the interest rates set forth in caput of this Clause, pursuant to the laws referring to said Fund.

CLAUSE FOUR

CREDIT RESERVE FEE

THE BENEFICIARY shall pay BNDES a credit reserve fee of one tenth per cent (0.1%) collectable for a thirty-day (30) period, or fraction, and incurring over:

1 – the non-used balance of each credit installment, as from the date immediate to its availability until the date of utilization, when its payment shall be due; and

2- the non-used balance of credit, as from the date immediate to its availability until the cancellation date, made as requested by BENEFICIARY, or by BNDES’

BNDES

initiative, and the payment of which shall be due on the date of request, or BNDES’ decision, when this is the case.

SOLE PARAGRAPH

The triggering of fee referred to in paragraphs 1 and 2 mentioned above, shall occur in the event of determination of funds availability scheme.

CLAUSE FIVE

DEBT PROCESSING AND COLLECTION

The collection of principal amount and charges shall be made by means of Notice of Collection issued in advance by BNDES, to the BENEFICIARY settle those liabilities on the respective maturity dates.

SOLE PARAGRAPH

The non-receipt of Notice of Collection shall not hold the BENEFICIARY harmless from the obligation of paying the principal amount installments and charges on the dates set forth herein.

CLAUSE SIX

AMORTIZATION

The principal amount of debt derived from this Agreement shall be paid to BNDES in forty-eight (48) monthly and sequent installments, each of them at the falling due principal amount of debt, divided by the number of amortizations installments not due yet, the first installment being due on November 15,2007, observing the provisions of Clause Fifteen, and the BENEFICIARY undertaking to settle with the last installment on October 15,2011, all the liabilities derived herefrom.

CLAUSE SEVEN

ALTERATION TO THE ACCRUAL LEGAL CRITERION OF FUNDS DERIVED

FROM PIS/PASEP FUND AND FAT

In the event the accrual legal criterion of funds transferred to BNDES, derived from PIS/PASEP Participation Fund and Workers Support Fund – FAT is replaced, the accrual provided for in Clause Three, at BNDES’ discretion, may be made by using a new accrual criterion for said funds, or another one, indicated by BNDES, which, besides preserving the actual value of the operation, remunerates at same previous levels. In this case, BNDES shall communicate in written the alteration to the BENEFICIARY.

BNDES

CLAUSE EIGHT

BENEFICIARY’S SPECIAL OBLIGATIONS

The Beneficiary undertakes to:

1 – comply, where applicable, until final settlement of debt derived from this Agreement, with the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS”, approved by Resolution 665, as of December 10, 1987, partially amended by Resolution 775, as of December 16,1991, by Resolution 863, as of March 11, 1996, by Resolution 878, as of September 4, 1996, by Resolution 894, as of March 6, 1997, by Resolution 927, as of April 1, 1998 and by Resolution 976, as of September 24, 2001, all of them of BNDES’ Executive Board, published by Federal Official Gazette (Section I), as of December 29,1987, December 27,1991, April 8, 1996, September 24, 1996, March 19, 1997, April 15, 1998 and October 31,2001, respectively, a copy of which is delivered hereby to the BENEFICIARY, which after taking cognizance of all its content, declares to accept it as an integral and inseparable part of this Agreement, for all legal purposes and effects;

2 – use the total of credit within no later than twenty-four (24) months, as from the date of signature hereof, without prejudice of BNDES, before or after the final term of such period, under the protection of guarantees made herein, being able to extend said term period, by means of express authorization, by letter, regardless of another formality or registry;

3 – submit to BNDES, within no later than one hundred and eighty (180) days, as from the release of last installment of credit derived from this Agreement, the Operation License of project financed herein, officially published, issued by qualified agency, composing the Environment Brazilian System (SISNANA) or as supplement, by the Brazilian Institute of the Environment and Renewable Natural Resources – IBAMA;

4 – in the event of occurring BENEFICIARY’s reduction of personnel, in view of the project referred to by Clause One, considering the number of employees on 12/31/2004, during the effectiveness period of this Agreement, offer a training program concerned with job opportunities in the region and/or outplacement program of workers in other companies, after submitting to BNDES’ examination, a document specifying and attesting the conclusion of negotiations made with the appropriate representation(s) of workers involved in the dismissal process;

5 – adopt, during the effectiveness period of this Agreement, the measures and actions destined to avoid or correct damages to the environment, occupational safety and medicine, which may be caused by the project referred to by Clause One;

6 – maintain in good standing its obligations with environmental agencies, during the effectiveness period of this Agreement;

BNDES

7 – submit to BNDES, during the effectiveness hereof, within ninety (90) days after the closing of the fiscal year, the annual financial statements, with respective opinions prepared by independent auditors, registered with the Brazilian Securities and Exchange Commission – CVM;

8 – neither transfer, nor assign or dispose, under any circumstance or under any mode, the property right over technology or products developed by it with funds of this Agreement, without the previous and express authorization of BNDES;

9 – evidence, within one hundred and eighty (180) days not extendable, as from the release of last credit installment, by means of BENEFICIARY’s Plan of Accounts, and specific documentation required by BNDES, disbursements accumulated in the Project referred to by Clause One, at the amount of eighty-one million, five hundred, thirty-five thousand reais (R$ 81,535,000.00);

9.1 – in the event BNDES does not release the total credit, the amount to be evidenced by the BENEFICIARY, shall be the amount released by BNDES added to the BENEFICIARY’s proportional participation in the project referred to by Clause One;

10– observe during the effectiveness period of this Agreement, the provisions of the laws applicable to the disabled persons.

CLAUSE NINE

CREDIT UTILIZATION CONDITIONS

The utilization of credit, besides the observance, where applicable, of the conditions provided for in the Articles 5 and 6 of the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS” mentioned above, and those set forth in the “FOLLOW-UP RULES AND INSTRUCTIONS”, referred to by Article 2 of same “PROVISIONS”, is subject to the compliance with the following:

1 – for the utilization of first credit installment:

a) BENEFICIARY’s opening of checking account with BNDES;

b) Presentation of Letter of Guarantee, issued by financial institution approved by BNDES, in conformity and pursuant to the terms of Clause Ten of this Agreement

2 – for the utilization of each credit installment:

a) non-existence of a fact of economic-financial nature, which at BNDES’ discretion, may compromise the execution of the undertaking financed herein, so that to alter it or to make impossible its implementation, under the terms provided for in the project approved by BNDES;

b) BENEFICIARY’s presentation of Debt Clearance Certificate – CND, issued by the Brazilian Institute of Social Security – INSS, via the

BNDES

Internet to be extracted by BENEFICIARY and verified by BNDES at the address http://www.mpas.gov.br;

c) Evidence of good standing with environmental agencies, or when such evidence was already submitted and in force, BENEFICIARY’s declaration stating that such document is still valid;

d) Presentation, preferably by means of electronic file, of a list containing data identifying the assets corresponding to the credit installment to be used, detailing the equipment, the manufacturer, the amount, as well as other information to be requested by BNDES, so that to prove that machinery and equipment acquired with funds from this Agreement are registered at the BNDES.

CLAUSE TEN

GUARANTEE TO BE RENDERED

The personal guarantee of this Agreement shall be a surety to be formalized by means of Letter of Guarantee, as per model provided by BNDES, to be rendered by financial institution, which at BNDES’ discretion, is under economic-financial condition granting level of notorious creditworthiness, and the guarantor shall undertake in the capacity as joint debtor and principal obligor of obligations stemming from this Agreement, until its final settlement, with express waiver to the benefits of the Articles 366, 827 and 838 of the Brazilian Civil Code.

CLAUSE ELEVEN

DEFAULT

In the event of failure to comply with the obligations assumed by BENEFICIARY, the provisions of the Articles 40 to 47-A of the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS” shall be observed, referred to by Clause Eight, paragraph 1.

CLAUSE TWELVE

FINE RELATED TO LEGAL COLLECTION

In the event of judicial collection of debt derived from this Agreement, the BENEFICIARY shall pay a ten per cent (10%) fine over the principal amount and debt charges, besides in court and out-of-court expenses and attorney’s fees, due as from the first order of qualified authority at the motion of collection.

CLAUSE THIRTEEN

ACCELERATED PAYMENT OF DEBT

In the event of accelerated payment of debt, the guarantees shall be released, the provisions of Article 18, paragraph two of the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS” mentioned in Clause Eight, paragraph 1, being applicable to other liabilities.

BNDES

CLAUSE FOURTEEN

EARLY MATURITY

BNDES may declare the early payment of this Agreement, with the debt enforceability and immediate suspension of any disbursement, if besides the assumptions provided for in the Articles 39 and 40 of the “PROVISIONS APPLICABLE TO BNDES AGREEMENTS” referred to by Clause Eight, paragraph 1, the following is evidenced by BNDES:

a) BENEFICIARY’s reduction of personnel without compliance with the provisions in paragraph 4 of Clause Eight; or

b) The inclusion in corporate agreement, Bylaws or articles of association of the BENEFICIARY, or companies controlling it, of a provision implying restrictions or damages to the ability of payment of financial obligations stemming from this operation.

SOLE PARAGRAPH

In the event of application of funds granted by this Agreement with purpose diverse from the provisions in Clause One, BNDES without damage of provisions in the caput of this Clause, shall communicate the fact to the Federal Public Prosecutor Office, for the purposes and effects of Law 7,492, as of 6/16/1986.

CLAUSE FIFTEEN

MATURITY ON HOLIDAYS

Every maturity of rendering of amortization of principal amount and charges falling on Saturdays, Sundays or national holidays, including banking holidays, for all purposes and effects of this Agreement shall be transferred to the subsequent first business day, and charges calculated until such date, and if initiating also as from such date, the following regular period of determination and calculation of charges of this Agreement.

The BENEFICIARY submitted the Debt Clearance Certificate – CND 0191332005-21004010, issued on July 20, 2005, by the Brazilian Institute of Social Security – INSS.

The pages of this present Instrument are initialed by Érika Taccola de Borda, BNDES’ attorney, by authorization of legal representatives signing it.

IN WITNESS WHEREOF, the parties execute this present instrument in three (3) counterparts of equal content and for a single effect, under the presence of the witnesses undersigned below.

Rio de Janeiro, October 14,2005.

BNDES

PAGE OF SIGNATURES OF CREDIT FACILITY AGREEMENT BY MEANS OF CREDIT FACILITY #05.2.0883.1

By BNDES:

National Bank for Economic and Social Development – BNDES

Guido Mantega – President	Armando Mariante Carvalho-Director

By BENEFICIARY:
TIM CELULAR S.A.

Stefano De Angelis	Mario Cosar Pereira de Araújo
Finance Administration and Control	President
Officer

WITNESSES:

Name: Marcel Andrade –TIM – Finance & Treasury
ID Card:
CPF (Individual Taxpayer’s ID):

Name:
ID Card:
CPF (Individual Taxpayer’s ID):